Exhibit 10.2

SCRIPPS PLAZA
OFFICE LEASE
TPP 212 SCRIPPS, LLC,
a Delaware limited liability company,
as Landlord,
and
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
a Delaware corporation,
as Tenant.

SUMMARY OF BASIC LEASE INFORMATION
The parties hereto agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the "Lease") which pertains to the office building located at 10680 Treena Street, San Diego, California 92131. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION
1. Date:	May 1, 2017.
2. Landlord:	TPP 212 SCRIPPS, LLC, a Delaware limited liability company
3. Address of Landlord (Section 30.11):
TPP 212 Scripps, LLC
c/o Cypress Asset Management, Inc.
10650 Treena Street, Suite 109
San Diego, California 92131
Attention: Ron Lack
With a copy to:
Cushman & Wakefield
10650 Treena Street, Suite 101
San Diego, California 92131
Attention: Property Manager
With a copy to:
TPP 212 Scripps, LLC
c/o TriGate Capital, LLC
750 N. St. Paul Street, Suite 900
Dallas, Texas 75201
Attention: Asset Manager

4. Tenant:	KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation.

5. Address of Tenant (Section 30.11):	4820 Eastgate Mall, Suite 200 San Diego, California 92121 Attention: General Counsel (Prior to Lease Commencement Date)
	and 10680 Treena Street, Suite 600 San Diego, California 92131 Attention: General Counsel (After Lease Commencement Date)
6. Premises (Article 1):	Approximately 26,192 rentable square feet of space located in Suite 600 on the sixth (6th) floor of the Building, as set forth in Exhibit A attached hereto.
7. Term (Article 2).
7.1 Lease Term:	Ten (10) years.
7.2 Lease Commencement Date:	October 1, 2018, subject to the Beneficial Occupancy Period as set forth in Section 2.3 below.
8. Base Rent (Article 3):
Lease Year	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$68,099.20	$2.60
2	$70,194.56	$2.68
3	$72,289.92	$2.76
4	$74,385.28	$2.84
5	$76,742.56	$2.93
6	$78,837.92	$3.01
7	$81,195.20	$3.10
8	$83,814.40	$3.20
9	$86,171.68	$3.29
10	$88,790.88	$3.39
*In addition to Base Rent, Tenant will pay for electricity supplied to the Premises on a net basis as more fully described in Section 6.1.2 below.

2

9. Additional Rent (Article 4).
9.1 Base Year:	Calendar year 2019.
9.2 Tenant's Share:	Approximately 17.06%.
10. Security Deposit (Article 21):	$88,790.88.
11. Parking Pass Ratio (Article 28):
Four (4) parking passes for every 1,000 rentable square feet of the Premises (i.e., one hundred five (105) unreserved parking passes); provided that Tenant shall have the right to convert up to ten (10) of Tenant’s parking passes into reserved parking spaces designated for Tenant’s use at a location within the covered parking structure designated by Landlord from time to time (which initial locations are shown on Exhibit E attached hereto).

12. Broker (Section 30.15):	Kidder Matthews (for Tenant) Jones Lang LaSalle (for Landlord)

3

TABLE OF CONTENTS

		Page

1	REAL PROPERTY, BUILDING AND PREMISES	1
2	LEASE TERM	4
3	BASE RENT	6
4	ADDITIONAL RENT	7
5	USE OF PREMISES	13
6	SERVICES AND UTILITIES	14
7	REPAIRS	18
8	ADDITIONS AND ALTERATIONS	19
9	COVENANT AGAINST LIENS	21
10	INSURANCE	21
11	DAMAGE AND DESTRUCTION	23
12	NONWAIVER	25
13	CONDEMNATION	25
14	ASSIGNMENT AND SUBLETTING	26
15	SURRENDER OF PREMISES AND REMOVAL OF TENANT'S PROPERTY	29
16	HOLDING OVER	29
17	ESTOPPEL CERTIFICATES	29
18	SUBORDINATION	29
19	DEFAULTS	30
20	COVENANT OF QUIET ENJOYMENT	32
21	SECURITY DEPOSIT	33
22	INTENTIONALLY OMITTED	33
23	SIGNS	33

i

TABLE OF CONTENTS (cont.)

		Page
24	COMPLIANCE WITH LAW	35
25	LATE CHARGES	36
26	LANDLORD'S RIGHT TO CURE DEFAULT	36
27	ENTRY BY LANDLORD	36
28	TENANT PARKING	37
29	HAZARDOUS MATERIALS	38
30	MISCELLANEOUS PROVISIONS	39

INDEX

Pages
Abatement Event	17
Abatement Notice	17
ACMs	20
Additional Rent.	7
Affiliate	28
Affiliated Assignee	28
Alterations	19
Applicable Laws	13
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Base Rent	6
Base Year	7
Base, Shell and Core	Exhibit B
Beneficial Occupancy Period	6
Brokers	41
Building	1
Calendar Year	7
CASp Report	36
CC&Rs	1
Code	Exhibit B
Common Areas	1
Construction Drawings	Exhibit B
Contract	Exhibit B
Contractor	Exhibit B
Control	28
Cosmetic Alterations	19
Damage Repair Estimate	24
Election Date	3
Eligibility Period	18
Engineers	Exhibit B
Environmental Laws	38
Estimate	12
Estimate Statement	11
Estimated Excess	12
Excess	7
Expense Year	7
FF&E Allowance	Exhibit B
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Refusal Notice	2
First Refusal Space	2

Pages
Force Majeure	40
Generator	16
Hazardous Materials	38
Holidays	14
HVAC	14
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Improvements	Exhibit B
Indemnified Claims	21
Insurance Expenses	7
Interest Notice	5
Landlord	1
Landlord Indemnified Parties	21
Lease	1
Lease Commencement Date	4
Lease Term	4
Lease Year	4
Notices	40
Objectionable Name	35
Operating Expenses	7
Option Notice	4
Option Rent	5
Option Rent Notice	5
Option Term	4
Original Tenant	2
Other Building	1
Outside Agreement Date	5
Over-Allowance Amount	Exhibit B
Package Units	16
Parking Facilities	1
Permits	Exhibit B
Premises	1
Project Manager Allowance	Exhibit B
Real Property.	1
Refurbished Improvements	20
Refurbishment Allowance	20
Renovations	42
Rent	7
Review Period	12
Rules and Regulations	13
Security Deposit	32
Signage	33
Signage Specifications	34
SNDA	30
Specifications	Exhibit B

Pages
Standard Improvement Package	Exhibit B
Statement	11
Subject Space	26
Subleasing Costs	27
Summary	1
Superior Leases	2
Superior Rights	2
Systems and Equipment	10
Tax Expenses	11
Tenant	1
Tenant Improvements.	1
Tenant Parties	21
Tenant's Agents	Exhibit B
Tenant's Election Notice	3
Tenant's Share	11
Terms	2
Test Fit Allowance	Exhibit B
Transfer Notice	26
Transfer Premium	27
Transferee	26
Transfers	26
Utility Expenses	11

v

OFFICE LEASE
This Office Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between TPP 212 SCRIPPS, LLC, a Delaware limited liability company ("Landlord"), and KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Tenant").
1.REAL PROPERTY, BUILDING AND PREMISES
1.1    Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the "Premises"), which Premises are located in the "Building," as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building known as Scripps Plaza located and addressed at 10680 Treena Street, San Diego, California 92131 ("Building"). The Building, the building located at 10650 Treena Street (the "Other Building"), the parking structure and facilities serving the Building and the Other Building ("Parking Facilities"), the outside plaza areas, land and other improvements surrounding the Building and the Other Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building and the Other Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Real Property." Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property ("Common Areas"), subject to compliance with any reciprocal easement agreements, covenants, conditions and restrictions or similar restrictions on the Real Property (the "CC&Rs"). Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property.
1.2    Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease and the Tenant Work Letter or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant's business. Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements to be constructed pursuant to the Tenant Work Letter, may be collectively referred to herein as the "Tenant Improvements." Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant with the HVAC, electrical and plumbing systems and Building structure in good working order. If, upon Landlord's delivery of the Premises to Tenant, such systems or structure are not in good working order and Tenant notifies Landlord on or before the earlier of (i) that date which is thirty (30) days after Landlord's delivery of the Premises to Tenant or (ii) the date Tenant first commences physical construction of its Improvements

(including demolition work), then Landlord shall, at Landlord's sole cost and expense and as Tenant's sole remedy therefor, put such systems or structure in good working order.
1.3    Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, "rentable square feet" shall mean "rentable area" calculated pursuant to Landlord's standard method of measurement for the Building. The parties hereby stipulate to the square footage listed above and agree that the Premises will not be remeasured during the initial Lease Term unless the physical size of the Premises changes. In the event that after the initial Lease Term, Landlord's space measurement consultant determines that the space measurement shall be different from that set forth in this Lease, Landlord shall modify all amounts, percentages and figures appearing or referred to in this Lease to conform to such corrected rentable square footage (including, without limitation, the amount of the "Rent," as that term is defined in Article 4 of this Lease). If such modification is made, it will be confirmed in writing by Landlord to Tenant.
1.4    Right of First Refusal. Landlord hereby grants to the original Tenant named in this Lease (the "Original Tenant"), during the initial Lease Term only, a right of first refusal with respect to any space located on the fifth (5th) floor of the Building (the "First Refusal Space"). Notwithstanding the foregoing, (i) such first refusal right shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space (collectively, the "Superior Leases"), including any renewal or extension of such existing or future lease pursuant to an option granted in such existing lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenant(s) of the Superior Leases or any other leases in existence as of the date of this Lease (the rights described in items (i) and (ii), above to be known collectively, for purposes of this Section 1.4 only, as "Superior Rights"). Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 1.4.
1.4.1    Procedure. Landlord shall notify Tenant (the "First Refusal Notice") from time to time when Landlord receives a proposal or prepares a response to a request for proposal that Landlord would consider for all or any portion of the First Refusal Space, where no holder of a Superior Right desires to lease such space. The First Refusal Notice shall describe the space which is the subject of the proposal (which may include space outside of the First Refusal Space) and shall set forth the material economic terms and conditions (including the proposed lease term) as proposed by Landlord and as set forth in the proposal (collectively, the "Terms"); provided that if there are at least five (5) years remaining in the initial Lease Term measured from the commencement date of Tenant’s lease of the applicable First Refusal Space, then the Lease Term for the First Refusal Space will be co-terminus with the Lease Term for the initial Premises. Notwithstanding the foregoing, Landlord's obligation to deliver the First Refusal Notice shall not apply during the last ten (10) months of the initial Lease Term unless Tenant has delivered an Interest Notice pursuant to Section 2.2.2 of this Lease, nor during the period following Landlord's delivery of the Option Rent Notice to Tenant pursuant to Section 2.2.2 unless and until Tenant has delivered to Landlord the Option Notice pursuant to Section 2.2 of this Lease. This right of first refusal will not apply to proposals or responses to requests for proposals which were received or delivered prior to the time this Lease is fully executed, regardless of whether the lease based on such proposal or response to request for proposal is entered after the date hereof.

1.4.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within seven (7) business days after delivery of the First Refusal Notice to Tenant (the "Election Date"), Tenant shall deliver written notice to Landlord ("Tenant's Election Notice") pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice to the proposed third party tenant who was the subject of the initial proposal or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to the third party who was the subject of the proposal and/or request for proposal; provided that in the event the Terms are altered so as to reduce the Net Effective Rental Rate (as defined below) by more than five percent (5%) of the Net Effective Rental Rate listed in the Terms offered to Tenant, Landlord will again be obligated to offer the First Refusal Space to Tenant on such revised Terms, in which case Tenant will have three (3) business days to deliver Tenant's Election Notice as set forth above. The term "Net Effective Rental Rate" shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions contained in the First Refusal Notice. Further, in the event Landlord does not enter into a lease for the First Refusal Space with the third party who was the subject of the prior proposal, Landlord will be obligated to deliver a new First Refusal Notice to Tenant upon receipt of any proposal or response to proposal with a new prospective tenant, and in such instance such revised First Refusal Notice will be subject to the terms of this Section 1.4 to the same extent as the initial First Refusal Notice. Notwithstanding anything contained herein, Landlord will only be obligated to deliver First Refusal Notices to Tenant with respect to three (3) separate third party offers (i.e., any second notice provided with respect to the same third party offer will not count toward the foregoing three (3) instances), and thereafter this right of first refusal will terminate and be of no further force or effect. If Tenant does not so respond in writing to Landlord's First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.
1.4.3    Lease of First Refusal Space. If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such First Refusal Space.
1.4.4    Termination of Right of First Refusal. The right of first refusal granted herein shall terminate as to a particular First Refusal Space upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord (subject to Landlord obligation to submit a repeat First Refusal Notice for any new third party as provided in Section 1.4.2 above) but shall remain in effect for any subsequent availability of all or any portion of the remaining First Refusal Space. Landlord shall not have any obligation to deliver the First Refusal Notice if, as of the date Landlord would otherwise deliver the First Refusal Notice to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease, or if the Lease has been assigned (other than an assignment or sublease to an Affiliate of Tenant or a sublease of not more than twenty five percent (25%) of the Premises to a subcontractor of Tenant as part of Tenant’s ordinary course of business). In addition, at Landlord's option, if Tenant has previously delivered Tenant's Election Notice in accordance with Section 1.4.2 and, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease, or if the Lease has been assigned (other than an assignment or sublease to an Affiliate of Tenant or a sublease of not more than twenty five percent (25%) of the Premises to a subcontractor of Tenant as part of Tenant’s ordinary course of business), Tenant shall not have the right to lease the First Refusal Space.
2.    LEASE TERM
2.1    Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter, if applicable), and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30). If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder (unless the cause of Landlord's delay in delivering possession of the Premises is the result of Landlord's negligence or misconduct). At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates substantially in the form of Exhibit C attached hereto, which notice Tenant shall execute and return to Landlord within ten (10) days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant. Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant, (ii) any Security deposit, Guaranty and/or Letter of Credit required hereunder and the first installment of Monthly Base Rent; and (iii) copies of Tenant's certificates of insurance as required hereunder. Landlord shall grant Tenant early access to the Premises for the purpose of installing fixtures, furniture, and equipment for up to thirty (30) days prior to the Lease Commencement Date. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 2.1, Tenant shall submit a schedule to Landlord for approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 2.1.

2.2    Option Term. Landlord hereby grants to Tenant, one (1) option to extend the Lease Term for a period of five (5) years ("Option Term"), which option shall be exercisable only by written notice ("Option Notice") delivered by Tenant to Landlord as provided in Section 2.2.2 below. Tenant shall not have the rights contained in this Section 2.2 if, as of the date of the Option Notice, Tenant is in default under this Lease after any applicable notice and cure period, Tenant or an Affiliate Assignee does not physically occupy at least 75% of the Premises, more than 25% of the Premises is subject to a sublease (other than to an Affiliate), this Lease has been assigned (other than to an Affiliate), or any portion of the Premises has been recaptured pursuant to Section 14.4 below).
2.2.1    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the fair market rent for the Premises and the parking passes as of the commencement date of the Option Term. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space (other than loans on the applicable building) comparable in size, location and quality to the Premises for a term of five (5) years, under new leases or renewal amendments which comparable space is located in comparable office buildings in the I-15 corridor of San Diego County.
2.2.2    Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice ("Interest Notice") to Landlord no sooner than twelve (12) months and no later than ten (10) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver notice (the "Option Rent Notice") to Tenant setting forth Landlord's determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 2.2.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant's failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.2.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.2.3, as applicable, and all references herein to the Lease Term shall include the Option Term.
2.2.3    Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord's determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant's delivery of the Option Notice (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent within five (5) business days after the Outside Agreement Date and will concurrently exchange such determinations. Such determinations shall then be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7 below.
2.2.3.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over a five (5) year period ending on the date of such appointment in the leasing of comparable properties on the I-15 Corridor of San Diego County. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 2.2.1 of this Lease. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.
2.2.3.2    The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
2.2.3.3    The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent and shall notify Landlord and Tenant thereof.
2.2.3.4    The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
2.2.3.5    If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.
2.2.3.6    If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.
2.2.3.7    The cost of arbitration shall be paid by Landlord and Tenant equally.
2.3    Beneficial Occupancy. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to commence business from the Premises during the period (the "Beneficial Occupancy Period") from September 15, 2018 until the Commencement Date, provided that (i) Tenant shall give Landlord at least ten (10) days prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of this Lease shall apply during the Beneficial Occupancy Period (if any), except that Tenant's obligation to pay monthly Base Rent shall not apply during the Beneficial Occupancy Period.

3.    BASE RENT
Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent ("Base Rent") as set forth in Section 8 of the Summary, in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever, except as expressly set forth in this Lease (i.e., Section 6.10 below). The Base Rent for the first full month of the Lease Term (or if the first full month of the Lease Term is within a free rent period, then the Base Rent for the first full month which occurs after the expiration of any free rent period) shall be paid at the time of Tenant's execution of this Lease. If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be a proportionate amount of a full calendar month's rental or other payment based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.
4.    ADDITIONAL RENT
4.1    Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, and separately metered electricity charges pursuant to Section 6.1.2 below, Tenant shall pay as additional rent Tenant's Share of the annual Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses that are in excess of the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses, respectively applicable to the Base Year (the "Excess"). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2    Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    "Base Year" shall mean the year set forth in Section 9.1 of the Summary.
4.2.2    "Calendar Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.3    "Expense Year" shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4    "Insurance Expenses" shall mean the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including any deductibles thereunder.
4.2.5    "Operating Expenses" shall mean all expenses, costs and amounts which Landlord incurs or which accrue during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property (other than Insurance Expenses, Tax Expenses and Utility Expenses) and the cost of any capital improvements or other costs which (A)  are intended to reduce Operating Expenses, Insurance Expenses, Utility Expenses or Tax Expenses, (B) are required under any and all Applicable Laws or (C) are reasonably necessary for the health and safety of the occupants of the Real Property; provided, however, that if any such cost described in (A), (B) or (C) above is a capital expenditure, such cost shall be amortized over its useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles, together with interest on the unamortized balance equal to the Prime Rate plus two percent (2%); provided, however, that cost savings resulting from capital improvements or capital assets may be included in Operating Expenses without regard to the foregoing amortization requirement. If the Building is less than ninety-five percent (95%) occupied during any portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building been ninety-five percent (95%) occupied. In no event will Operating Expenses for purposes of calculating Tenant’s Share pursuant to this Lease include more than one hundred percent (100%) of the actual Operating Expenses accrued in any Expense Year.
Notwithstanding anything in the Lease to the contrary, Operating Expenses shall not include:
(1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant's Operating Expenses payments);
(2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed;
(3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions;
(4) ground lease payments (if any);
(5) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building that would not have been incurred but for such violation;
(6) Landlord's general corporate overhead (as opposed to overhead expenses related to the Building or Real Property) and costs for the operation of the entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Real Property, such as accounting and legal matters unrelated to the Building or Real Property, costs of defending any lawsuits with any mortgagee, costs of selling or mortgaging Landlord’s interest in the Real Property, costs of any disputes between Landlord and its employees (if any) who do not engage in work relating to the Building or Real Property, lawsuits between Landlord and its property management provider;
(7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building);
(8) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Real Property on which the Building is situated);
(9) marketing costs, including leasing commissions and attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;
(10) costs, including permit, license and inspection costs, including any landlord supervision fees, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building;
(11) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(12) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses);
(13) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge;
(14) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to "gross up" as if such space was vacant);
(15) costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant or occupant of the Building;
(16) costs incurred in connection with the original construction of the Building;

(17) costs incurred to (i) comply with laws relating to the removal of any "Hazardous Material," as that term is defined in Article 29 of this Lease, which was in existence on the Real Property prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Real Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Real Property after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Real Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of Hazardous Materials used by Landlord (provided such use is not negligent and is in compliance with Applicable Laws) in connection with the operation, repair and maintenance of the Real Property to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in comparable buildings;
(18) wages, salaries, including employment taxes and benefits payable to employees above the level of Property Manager;
(19) any management fee in excess of three percent (3%) of gross receipts for the Real Property;
(20) costs and expenses (which would otherwise be includable in Operating Expenses) to the extent the same arise from the gross negligence or tortious acts of Landlord or any of Landlord's agents, employees or contractors;
(21) any overhead and/or profit increment paid to Landlord or to subsidiaries or affiliates or Landlord for services in the Real Property to the extent the same exceed the amount which would generally be expected to be the cost of such services rendered by comparably qualified unaffiliated third parties;
(22) rental associated with the Real Property management office to the extent such costs exceed fair market rent;
(23) costs associated with Landlord’s political or charitable contributions;
(24) the cost to purchase art work (provided that costs to maintain art work may be included in Operating Expenses);
(25) fines, interest or penalties due to Landlord’s failure to pay any Operating Expenses or Real Estate Taxes when due; and
(26) capital expenditures except to the extent expressly included herein.

4.2.6    "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.
4.2.7    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord's interest therein.
4.2.8    "Utility Expenses" shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered), including utilities for the heating, ventilation and air conditioning system for the Building and Common Areas.
4.2.9    "Tenant's Share" shall mean the percentage set forth in Section 9.2 of the Summary. Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. The total rentable square feet in the Building as of the date hereof is 153,550 (subject to adjustment pursuant to Section 1.3 above).
4.3    Payment of Additional Rent.
4.3.1    Allocation of Expenses. The Building is part of a multi-building project, and Landlord will allocate Tax Expenses, Insurance Expenses, Operating Expenses and Utility Expenses which are attributable to the Real Property as a whole among the Building and the Other Building on an equitable basis.
4.3.2    Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state the Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due (or within thirty (30) days of receipt if the Lease Term has expired prior to Tenant's receipt of the Statement), the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term. In the event Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses are lower than Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses, respectively, for the Base Year, Tenant will not be entitled to any credit against Base Rent, but Tenant's Share shall be zero as to the applicable category of expenses.
4.3.3    Statement of Estimated Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess"). If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator (for example, if Landlord issues an Estimate Statement in April, Tenant will pay 4/12 of the Estimated Excess as the initial payment of Estimated Excess which is owed by Tenant pursuant to such Estimate Statement for the applicable Expense Year). Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. If the Estimated Excess paid by Tenant is greater than the actual Excess for an Expense Year, then the difference shall be credited against future expenses charged to Tenant or refunded to Tenant if the Lease has expired.
4.3.4    Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not paid on a contingency basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records (pertaining to Landlord's calculation of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses) at Landlord's offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period. Tenant's failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant selected by Landlord and reasonably approved by Tenant and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to provide Tenant and the accountant with the information upon which the certification is to be based. However, if such certification by the accountant proves that the total amount of Operating Expenses, Insurance Expenses, Utility

Expenses and Tax Expenses set forth in the Statement were overstated by more than five percent (5%), then the actual, documented cost of the accountant, as well as Tenant's reasonable out of pocket cost incurred for its audit shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. In no event shall Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as are described in this paragraph. Landlord shall not be liable for the payment of any contingency fee payments to any auditor or consultant of Tenant. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.
4.4    Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when: (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
5.    USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for general office purposes and ancillary uses related thereto which have been reasonably approved by Landlord, but in all cases consistent with the character of the Building as a first-class office building and in compliance with all applicable laws, codes (including zoning codes) and ordinances, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant will procure and maintain, at its sole cost and expense, any and all permits or approvals required for Tenant's use and occupancy of the Premises.
5.2    Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises, the Parking Facilities or any other Common Areas or any part of the Real Property for any use or purpose contrary to the rules and regulations reasonably established by Landlord for the Real Property (the "Rules and Regulations"), attached hereto as Exhibit D and made a part hereof, or in violation of any federal, state or local laws, codes or ordinances or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property or Landlord's sustainability programs or any Environmental Laws ("Applicable Laws"); provided that Tenant will be permitted to have de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant's business in the Premises and kept in compliance with Applicable Laws. Tenant shall not use or allow Tenant Parties to use any part of the Premises or the Real Property for the storage, use, treatment, manufacture or sale of any hazardous or toxic material, and Tenant will be responsible for any damage caused by unauthorized hazardous or toxic material in the Premises or Real Property in violation of this sentence. Tenant will not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Building.
6.    SERVICES AND UTILITIES
6.1    Standard Tenant Services. Tenant will at all times operate within the Premises in a manner which is consistent with responsible energy and water use and which minimizes the energy and water use in the Premises, including use of proven energy and carbon reducing measures, such as use of energy efficient light bulbs, use of lighting controls (e.g., automatic shut offs or dimmers) and purchasing ENERGY STAR® qualified equipment and products certified by the EPA's Water Sense® program. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.
6.1.1    Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturday during the period from 8:00 a.m. to 1:00 p.m., except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the "Holidays").
6.1.2    Landlord shall provide adequate electrical wiring and facilities for normal general office use, as determined by Landlord.  Tenant will pay for all electricity supplied to the Premises on a net basis as Additional Rent.  The Premises is separately metered and Tenant shall make payment directly to the entity providing such electricity.
6.1.3    Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.
6.1.4    Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building. Landlord agrees that it will require that any janitorial contractors providing services to the Premises only use employees who are legal United States residents to service the Premises. Notwithstanding the foregoing, at any time during the Lease Term, as it may be extended, Tenant may elect to provide its own janitorial services by providing written notice thereof to Landlord, in which event Landlord will have the right to reasonably approve Tenant’s janitorial contractor, Tenant shall be obligated to keep and maintain the Premises in a clean and sanitary condition and will pay for such services directly to the provider, and the costs of janitorial services shall be removed from Operating Expenses (both in the Base Year and all subsequent Expense Years) owed by Tenant.
6.1.5    Landlord shall provide nonexclusive automatic passenger elevator service at all times.
6.1.6    Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
6.1.7    Landlord shall provide for the replacement of all Building standard fluorescent bulbs and ballasts and Building standard incandescent bulbs in the Premises and Common Areas in a manner and to the extent deemed by Landlord to be reasonably required.
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant's desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, which rates are Thirty Five Dollars ($35) per hour per zone as of the date hereof. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder. Notwithstanding anything herein to the contrary, any HVAC or other service necessary to accommodate a computer server room will be deemed to constitute an overstandard use and will be subject to the provisions of this Section 6.2.
6.3    Interruption of Use. Except as provided in Section 6.10 below, Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

6.4    Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing (which shall not include any card key access or security system installed by Tenant), additional janitorial service (only if Tenant has not elected to provide its own janitorial service as permitted by Section 6.1.4 above), and additional repairs and maintenance which Tenant requests Landlord to perform, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee not to exceed five percent (5%) of the cost of the work.
6.5    Energy Usage Reporting. If requested by Landlord, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and related California Code of Regulation, relating to commercial building energy ratings. Tenant will provide Landlord with the Energy Star or similar rating for any of Tenant's equipment in the Premises. Alternatively, Landlord may require Tenant to authorize the utility provider for the Premises to release Tenant's utility records to the appropriate government agency or to permit Landlord direct access to Tenant's utility records for the Premises, which Tenant will provide using the applicable utility provider's standard form authorization to receive customer information. Any equipment used by Tenant in the Premises which does not have an ENERGY STAR® or Water Sense® rating may be considered overstandard and be subject to the provisions of Section 6.2 above. Landlord reserves the right to designate the utility provider for the Building and Real Property in its sole and absolute discretion, and may elect to purchase green or renewable energy.
6.6    Cabling. Landlord shall have the right to require that Tenant use a qualified, licensed, bonded contractor reasonably approved by Landlord who meets all of Landlord’s requirements for vendors performing work within the Building to install or connect any telecommunications or data cabling from the minimum point of entry (MPOE) in the Building to Tenant's Premises.
6.7    Access. Tenant shall, subject to Landlord's reasonable security requirements, Force Majeure and de minimus interruptions, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.
6.8    Package HVAC Units. Tenant shall be entitled to install, as an initial Tenant Improvement or as an Alteration, dedicated heating, ventilation and air conditioning units ("Package Units") within the Premises at Tenant's sole cost and expense. The plans and specifications for any Package Units shall, as indicated in Article 8 below and the Tenant Work Letter (as applicable), be subject to Landlord's reasonable approval. If Tenant elects to install Package Units within the Premises, Tenant shall also install, at Tenant's sole cost and expense, separate meters or at Landlord's option, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord's actual cost of supplying electricity to such units as reflected by such meters or submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Package Units and such units shall be considered to be a fixture within the Premises and shall remain upon the Premises, unless Landlord requires Tenant to remove such Package Units, upon the expiration or earlier termination of the Lease Term or any applicable Option Term.

6.9    Backup Generator. Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and Tenant's receipt of any applicable governmental permits and approvals, Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense, a backup diesel-powered generator and uninterrupted power supply (collectively, "Generator") at a location designated by Landlord. Such Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Building. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the Generator for Landlord's consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's structural and mechanical engineers, so that the Building's systems and equipment are not adversely affected. In addition, Tenant shall ensure that the Generator does not result in any Hazardous Materials being introduced to the Real Property (other than fuel kept in compliance with Environmental Laws), and Article 29 will apply to Tenant's use of the Generator. Further, Tenant shall be responsible for ensuring that the Generator does not interfere with the use of the Real Property by Landlord or other tenants. In the event another tenant of the Real Property or of a neighboring project complains of problems caused by the Generator, Tenant shall take whatever steps are reasonably necessary to remedy the problem complained of, including removal of the Generator if another solution is not available. Tenant shall ensure that the design and installation of the Generator is performed in a manner so as to minimize or eliminate any noise or vibration cause by such Generator. The vent for the Generator must be higher than the roof line of the Building. Any repairs and maintenance of such Generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such Generator. If Tenant is so notified by Landlord, Tenant shall, at Tenant's sole cost and expense, remove such Generator upon the expiration or earlier termination of the Lease Term and repair all damage to the Real Property resulting from such removal. Such Generator shall be deemed to be a part of the Premises for purposes of Article 10 of this Lease. Landlord will design and construct the necessary pad and enclosure for the Generator at a location designated by Landlord and reasonably approved by Tenant and the cost of such pad and enclosure shall be charged against the Improvement Allowance or paid by Tenant as an Over-Allowance Amount, as applicable.
6.10    Abatement. An "Abatement Event" shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide utilities or services to the Premises, failure to perform any repairs which Landlord is required to perform under this Lease, or due to Renovations performed by Landlord, where (i) Tenant’s use of the Premises is materially and adversely impaired or Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice ("Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the

Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant's purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses. The term "Eligibility Period" shall mean a period of five (5) consecutive business days after Landlord's and Landlord's mortgagee's (if applicable), receipt of the applicable Abatement Notice (provided that Landlord will be provided additional time as required to remedy such event so long as Landlord is diligently attempting to remedy such Abatement Event and pursues such remedy to completion). Such right to abate Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be Tenant's sole remedy for an Abatement Event. This Section 6.10 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.
6.11    Security System. Tenant shall be entitled to install, at Tenant's sole cost and expense, a separate security system for the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord's reasonable approval, and any such system must be compatible with the existing systems of the Building, Tenant's obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 10.1 below shall also apply to Tenant's use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of Article 8 below. At Landlord's option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the alarm system in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes or other necessary information required to disarm the alarm system in the event Landlord must enter the Premises.

7.    REPAIRS
7.1    Landlord's Maintenance. Landlord shall (at Landlord's cost and expense, but subject to inclusion in Operating Expenses to the extent permitted by Article 4 above) maintain the structural portions of the Building including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs and all Common Areas and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems (connected to the core but not any distribution throughout the Premises) and heating ventilating and air conditioning systems (including primary loops connected to the core but not any distribution throughout the Premises). Notwithstanding the foregoing, if any of the foregoing repairs are necessitated by the act or omission of Tenant Parties (as defined in Section 10.1 below), then the cost of such repairs, together with an administrative fee of five percent (5%) of such costs, shall be paid by Tenant to Landlord immediately following delivery of an invoice therefor.
7.2    Tenant’s Maintenance. Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, reasonable wear and tear excepted; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord's costs or expenses, including Landlord's overhead (which shall not exceed five percent (5%) of Landlord's costs or expenses), arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Tenant hereby waives and releases its right to make repairs at Landlord's expense and/or terminate this Lease or vacate the Premises under Section 1942 and Section 1932(1) of the California Civil Code and any other California law, statute, or ordinance now or hereafter in effect.
8.    ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the "Cosmetic Alterations"), without Landlord's consent, provided that the aggregate cost of any such alterations does not exceed $100,000 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment of the Building, (iii) affect the exterior appearance of the Building or (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property. Tenant shall give Landlord at least thirty (30) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8. Except as otherwise provided, the term "Alterations" shall include Cosmetic Alterations.

8.2    Manner of Construction. Tenant shall have obtained Landlord's approval of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant's construction of the Alterations; provided, however, a contractor of Landlord's selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work (provided that any contractor previously approved by Landlord and used by Tenant for the foregoing trades as part of the initial Improvements will be permitted to perform future Alterations in the Premises), and such work shall be performed at Tenant's cost. Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require. In addition, Landlord may, in its discretion, for Alterations costing more than $250,000 in the aggregate (i.e., based on the total cost of the Alterations project at issue), require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Further, Tenant shall pay to Landlord or its agent a supervision fee not to exceed five percent (5%) based upon the cost of such work (which fee shall be based upon the amount charged to Landlord by its third party construction management consultant or if Landlord acts as its own construction manager, based upon the actual cost to Landlord to provide such construction supervision). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable laws and pursuant to a valid building permit, issued by the appropriate governmental authorities, in conformance with Landlord's construction rules and regulations and in a manner which is in keeping with any third party rating system in effect at the Building (e.g., LEED) and in a diligent, good and workmanlike manner. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations. All Alterations will comply with Landlord's sustainability practices and any third party rating system concerning the Premises or the Building then in effect.
Tenant acknowledges that Landlord has advised Tenant that the Building may contain asbestos-containing materials ("ACMs").  If Tenant undertakes any Alterations as permitted by this Article 8, Tenant shall, in addition to complying with the requirements of this Article 8, shall undertake the Alterations in a manner that avoids disturbing any ACMs present in the Building.  If ACMs are likely to be disturbed in the course of such work, Tenant shall encapsulate or remove the ACMs in accordance with an approved asbestos-removal plan and otherwise in accordance with all Applicable Laws, including giving all notices required by California Health and Safety Code Sections 25915-25919.7.
8.3    Landlord's Property. All Alterations and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant at the time of Landlord's consent to such Alterations, require Tenant at Tenant's expense to remove any such Alterations or fixtures. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Improvements or fixtures, Landlord may do so and may charge the cost thereof to Tenant. Tenant will not be required to remove or restore any of the initial Improvements installed in accordance with the Tenant Work Letter attached hereto as Exhibit B.
8.4    Refurbishment. Effective as of the first day of the sixth (6th) full Lease Year during the initial Lease Term only, Tenant shall be entitled to a one-time tenant refurbishment allowance (the "Refurbishment Allowance") in the amount of $130,960.00 (i.e., $5.00 per rentable square foot of the Premises) for the costs relating to the design and construction of certain renovations in the Premises that are to be permanently affixed to the Premises (the "Refurbished Improvements"). In no event shall Landlord be obligated to make disbursements under this Section 8.4 in a total amount which exceeds the Refurbishment Allowance and in no event shall Landlord be obligated to disburse the Refurbishment Allowance unless and until Tenant has completed the Refurbished Improvements. All Refurbished Improvements will be constructed in accordance with this Article 8. If Tenant fails to complete the Refurbished Improvements and request the Refurbishment Allowance within twelve (12) months after the first day of the sixth (6th) full Lease Year during the initial Lease Term, Tenant will be deemed to have waived the Refurbishment Allowance and Landlord shall have no further obligation to pay such Refurbishment Allowance.
9.    COVENANT AGAINST LIENS
Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within twenty (20) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.
10.    INSURANCE
10.1    Indemnification and Waiver. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") harmless from and against, any and all claims, damages (including direct and consequential or indirect damages), judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any negligent or willful act or omission of Tenant or any of Tenant's agents, employees, contractors, subtenants, assignees, invitees or licensees in or about the Premises, the Building or the Real Property (collectively, "Tenant Parties"); (b) any occurrence within the Premises unless caused by the gross negligence or willful misconduct of Landlord; (c) the use or occupancy of the Premises by Tenant or the Tenant Parties and/or (d) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. Except for damage resulting from Landlord's gross negligence or material misconduct, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises, the Building or elsewhere on the Real Property from any cause, and Tenant hereby waives all claims in respect thereof against Landlord. Notwithstanding anything to the contrary in this Lease, Landlord shall in no event be liable to Tenant or any Tenant Party for any consequential damages, special or punitive damages or for loss of business, revenue, profits or income and Tenant hereby waives any and all claims for any such damages. Landlord shall not be liable for interference with light or other intangible rights. Notwithstanding anything to the contrary in this Lease, Tenant shall not be liable under any circumstances for any consequential damages, special or punitive damages or for loss of business, revenue, profits or income, in each case, however occurring, except that the foregoing waiver will not apply to liability of Tenant pursuant to Article 16 or 29 of this Lease and the parties stipulate that the damages recoverable by Landlord pursuant to the California Civil Code in the event of a Tenant default shall not be deemed consequential damages and the foregoing waiver will not apply to such damages. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.
In all instances in this Lease where Tenant is obligated to defend Landlord as part of an indemnity obligation of Tenant, such defense obligation will be modified in accordance with the terms of this paragraph. In the event any Claim for which Tenant is required to indemnify Landlord is covered by insurance, the terms of the applicable indemnity will not be modified. However, for Claims which are not covered by insurance, (i) Tenant shall have the option to assume the defense with counsel selected (and reasonably approved by Landlord) and controlled by Tenant, or (ii) if Tenant does not elect to directly secure counsel for Landlord, Landlord will secure counsel of its choice to defend Landlord and will control all aspects of such defense, and Tenant will reimburse Landlord for the reasonable costs of such defense as such costs are incurred. Such defense costs will be reimbursed to Landlord within forty-five (45) days after invoicing, which invoices must contain a reasonably detailed explanation of the time expended on such defense for the applicable billing period.
10.2    Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.
10.3    Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1    Commercial General Liability Insurance, on an occurrence basis, covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) $3,000,000 each occurrence and annual aggregate for bodily injury and property damage liability; and (ii) $3,000,000 each occurrence and annual aggregate, with 0% insured's participation, for personal injury liability.
10.3.2    Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements and Alterations. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.
10.3.3    Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.
10.3.4    Worker's compensation insurance providing statutory benefits to Tenant's employees, with a waiver of subrogation in favor of Landlord, and employer's liability insurance with limits of not less than the statutory limits required for worker's compensation insurance.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All insurance shall (i) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; and (ii) provide that said insurance shall not be canceled or coverage changed unless prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord. In addition, the insurance described in Section 10.3.1 above shall (a) name Landlord, and any other party specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. In addition, the insurance described in Section 10.3.2 shall name Landlord as loss-payee as to all items referred to in clause (ii) of Section 10.3.2 and the insurance described in Sections 10.3.2 and 10.3.3 shall have commercially reasonable deductibles. Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord's delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.

10.5    Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage, worker's compensation insurance and loss of income and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insurable under the property damage or loss of income and extra expense insurance required to be maintained hereunder (this waiver extends to deductibles under such insurance).
11.    DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell and Core of the Premises and such Common Areas to substantially the same condition as existed prior to the casualty, except for modifications required by law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.3.2, and Landlord shall return the Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. In the event any damage to the Building or Common Area occurs as a result of the negligence or willful misconduct of Tenant and/or its agents, contractors, employees and/or invitees, Tenant shall reimburse Landlord, promptly on demand, for the cost of incurred by Landlord in repairing such damage and the provisions of Section 10.5 regarding Landlord's deductible shall not apply to such reimbursement obligation. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from damage resulting from fire or other casualty or Landlord's repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.
11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises (provided that in the event it is permissible by Applicable Laws and will not impair Landlord’s repair or demolition activities at the Building or result in any threat to persons or property, Landlord will permit Tenant up to an additional sixty (60) days to vacate if required by Tenant to find replacement Premises), but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies; or (iv) such damage occurs during the last twenty-four (24) months of the Lease Term. Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant ("Damage Repair Estimate") of Landlord's estimated assessment of the period of time in which the repairs will be completed, which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of first class office buildings. If Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice. In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, licensees, invitees or agents, then notwithstanding anything in this Article 11 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of California, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.
12.    NONWAIVER
No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.
13.    CONDEMNATION
If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than fifteen percent (15%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for goodwill and moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any other California law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.
14.    ASSIGNMENT AND SUBLETTING
14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld if Landlord does not elect to proceed under Section 14.4 below, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require. If there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). As a condition to Landlord's consent to any proposed assignment of this Lease, Landlord may, at Landlord's sole option, require the assigning Tenant to guaranty the proposed assignee's obligations under this Lease, as assigned; and, if Landlord so elects, the assigning Tenant shall execute a Guaranty of Lease in a form reasonably acceptable to Landlord. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord's review and processing fees, as well as any reasonable legal fees incurred by Landlord, (up to a total amount not to exceed $1500) within thirty (30) days after written request by Landlord. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant's and such Transferee's only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.
14.2    Landlord's Consent. Landlord will respond to any request for consent to a proposed Transfer within ten (10) days after receipt of all information required by this Article 14 and shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant; (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iii) the Transferee is either a governmental agency or instrumentality thereof; (iv) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space; (v) the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; (vi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (vii) the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); (viii) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Building at the time of the request for consent, (B) is negotiating with Landlord to lease space in the Building at such time, or (C) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice; (ix) the transferee or its proposed use would jeopardize any LEED or similar rating in effect at the Building; or (x) Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.
14.3    Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant's receipt from Transferee, fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent, if any, payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions in connection with the Transfer (collectively, the "Subleasing Costs"). "Transfer Premium" shall also include key money and bonus money paid by Transferee to Tenant in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit.
14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice which requests consent to the Transfer of the entire Premises for the entire remaining Term of this Lease, to recapture the Premises from Tenant. Such recapture notice shall cancel and terminate this Lease as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord may consent to future Transfers of this Lease without notifying Tenant and without obtaining Tenant's consent thereto. In the event of a default by any Transferee of Tenant or any successor to Tenant's interest in this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.
14.6    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include a change in the ownership of fifty percent (50%) or more of the ownership interests of

Tenant within a twelve (12)-month period, unless Tenant is a publicly-held company whose stock trades on a nationally-recognized exchange.
14.7    Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate ("Affiliate") of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not be deemed a Transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease to such Affiliate (including, in the event of an assignment, evidence of the assignee's assumption of Tenant's obligations under this Lease or, in the event of a sublease, evidence of the sublessee's assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Building, and (iv) the net worth of such Affiliate is not less than reasonably required to fulfill the terms of this Lease. An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Affiliated Assignee." "Control," as used in this Article 14 shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity. Nothing contained in this Section 14.7 shall be deemed to release Tenant from its obligations under this Lease.
15.    SURRENDER OF PREMISES AND REMOVAL OF TENANT'S PROPERTY
No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish, such items of furniture, equipment, and cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway, other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3. Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In addition, if Tenant fails to remove Tenant's personal property from the Premises after the expiration or earlier termination of this Lease, Landlord may (but shall not be obligated to) deem all or any part of Tenant's personal property to be abandoned, and title to Tenant's personal property (except with respect to any Hazardous Material (defined in Paragraph 29)) shall be deemed to be immediately vested in Landlord with no obligation on the part of Landlord to compensate Tenant for such property, but Tenant shall remain responsible for the cost of removal, storage and/or disposal of such property, as well as any damage caused by such removal.
16.    HOLDING OVER
If Tenant holds over after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and Base Rent shall be payable at a monthly rate equal to the one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Such holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, Tenant shall be liable for all damages incurred by Landlord resulting therefrom, including without limitation any consequential damages or damages resulting from Landlord's inability to deliver the Premises to a successor tenant.
17.    ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate on Landlord's or its lender’s standard form.
18.    SUBORDINATION
This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided that a condition to Tenant’s obligation to subordinate to any future lender will be that Tenant receives from such future lender a commercially reasonable SNDA (as defined below). Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to lender or holder of any mortgage or deed of trust upon foreclosure, the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such lender, purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Within thirty (30) days after the full execution and delivery of this Lease, Landlord shall, at no cost to Landlord, attempt to obtain a commercially reasonable subordination, nondisturbance and attornment agreement ("SNDA") from the current lender of the Building; provided that in the event Landlord is unable to obtain the SNDA, this Lease and Tenant’s obligations hereunder will not be affected.

19.    DEFAULTS; REMEDIES
19.1    Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within three (3) business days after written notice the same is past due; or
19.1.2    Any failure by Tenant (other than a failure pursuant to Section 19.1.1 or 19.1.4) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or
19.1.3    The entry of an order for relief with respect to Tenant under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant, the insolvency of Tenant or the inability of Tenant to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant's assets or Tenant's interest under this Lease that is not discharged within thirty (30) days; or
19.1.4    The failure of Tenant to execute any documents referenced in Article 17 or 18 within two (2) business days after notice from Landlord that such documents were not delivered on time.
Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any successor law.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in clauses (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease. As used in clause (iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4. If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.
19.2.4    Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements
19.3    Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.
19.4    Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.5    Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified) from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period). Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant's rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant's rights or remedies; and (d) Landlord will not be liable for any consequential damages.
20.    COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
21.    SECURITY DEPOSIT
Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant's default hereunder, or to compensate Landlord for any other direct loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a default under this Lease. Landlord shall return the Security Deposit (less any portion thereof used, applied or retained by Landlord as permitted herein) to Tenant within sixty (60) days following the expiration of the Lease Term;

provided that Landlord may retain from said Security Deposit an amount reasonably estimated by Landlord to cover potential Operating Expense, Insurance Expense, Utility Expense and Tax Expense reconciliation payments due for the Expense Year in which the Lease Term expires and any amounts so retained and not applied will be returned to Tenant within thirty (30) days after the issuance of a Statement for the applicable Expense Year. Tenant shall not be entitled to any interest on the Security Deposit and Landlord will not be required to segregate the Security Deposit or keep the Security Deposit separate from the general funds of Landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.
22.    INTENTIONALLY OMITTED
23.    SIGNS
23.1    Premises Identification and Building Directory Signage. Tenant shall be entitled, at Tenant's sole cost and expense, to (i) Building-standard identification signage outside of Tenant's Premises on the floor on which Tenant's Premises are located, and (ii) to one (1) line on the Building directory to display Tenant's name and location in the Building. The location, quality, design, style, and size of the above referenced signage shall be consistent with the Landlord's Building standard signage program and will be subject to Landlord’s approval, in its sole discretion. Notwithstanding the foregoing, so long as Tenant leases an entire floor of the Building, Tenant may elect to install a sign identifying Tenant in the elevator lobby of such full floor, subject to Landlord’s reasonable prior approval of such signage. All signage will be subject to receipt of any and all required governmental permits and approvals, and shall be subject to any covenants, conditions and restrictions affecting the Real Property. Any change in Tenant's signage shall be at Tenant's sole cost and expense.
23.2    Prohibited Signage and Other Items. Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.
23.3    Exterior Signage. Subject to this Section 23.3, Tenant shall be entitled to install, at its sole cost and expense, one strip on the Building monument sign on Treena Street and one (1) sign on the exterior of the Building visible from Interstate 15 ("Signage"). Tenant’s right to the Building top Signage will be exclusive for so long as Tenant has the right to such Building top Signage pursuant to this Lease; however, Landlord retains the absolute right to permit third parties to install eyebrow signage on the Building. The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Real Property. Tenant hereby acknowledges that, notwithstanding

Landlord's approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to occupy at least 20,000 rentable square feet in the Building, Tenant's right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Section 23.3 below. The rights to the Signage shall be personal to the Original Tenant and may not be transferred. Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant's Signage right as described above), Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the exterior of the Building and the Building monument sign and shall cause the exterior of the Building and the Building monument sign to be restored to their condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore the exterior of the Building and the Building monument sign as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or the termination of Tenant's Signage as provided above), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in this Section 23.3 above, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion. In the event Tenant has not installed either of the signs constituting Tenant’s Signage on or before the date which is six (6) months after the Lease Commencement Date, Tenant’s right to such Signage will terminate and Tenant will not be permitted to install the Tenant’s Signage after such date
Should the name of the Original Tenant change, Tenant shall be entitled to modify, at Tenant's sole cost and expense, Tenant's Signage to reflect Tenant's new name, but only if Tenant's new name is not an "Objectionable Name." The term "Objectionable Name" shall mean any name that (i) relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Real Property, or which would otherwise reasonably offend a landlord of a building comparable to the Real Property, taking into consideration the level and visibility of Tenant's Signage, or (ii) conflicts with any covenants in other leases of space in the Real Property.
24.    COMPLIANCE WITH LAW
24.1    Compliance With Laws. Landlord represents that, to the best of its knowledge, as of the date of this Lease, Landlord has not received any notice from the applicable legal authority stating that the Building, Premises and/or Common Areas are in violation of any applicable law, statute, ordinance or other governmental rule, regulation or requirement in force. Landlord shall take all steps which Landlord believes are reasonably required to maintain the Common Areas in compliance with the Americans with Disabilities Act throughout the Term of this Lease, subject to inclusion within Operating Expenses to the extent permitted by Article 4 above. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all governmental measures governing the Premises, other than the making of structural changes or changes to the Systems and Equipment or Common Areas, such changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to Tenant's Alterations or the particular nature of Tenant's use of the Premises, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor.
24.2    California Certified Access Specialist Inspection. In accordance with California Civil Code section 1938, Landlord states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, which modifications will be completed as part of Tenant’s Work or as an Alteration, as applicable, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

25.    LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after said amount is due, then (i) Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder, and (ii) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.
26.    LANDLORD'S RIGHT TO CURE DEFAULT
All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums incurred by Landlord in connection therewith. Tenant's reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.
27.    ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; (C) perform any covenants of Tenant which Tenant fails to perform; or (D) to address an emergency. Except as specifically provided in this Lease, any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord will comply with any reasonable security requirements of Tenant during any entry pursuant to this

Article 27, except in the event of an emergency; provided such requirements do not result in an increased cost to Landlord.
28.    TENANT PARKING
Subject to compliance with the rules and regulations reasonably prescribed by Landlord, Tenant shall rent parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 11 of the Summary to park in the Parking Facilities, on a non-exclusive basis, at the prevailing rate charged for parking passes at the location of such passes; provided such passes shall be free throughout the initial Lease Term. Of Tenant’s parking passes, Tenant will have the right to designate two (2) unreserved parking passes as reserved exterior spaces (“Exterior Reserved Spaces”) at the initial locations shown on Exhibit E attached hereto. Tenant will be permitted to construct a cover over the Exterior Reserved Spaces, subject to Landlord’s review and approval of all plans for such cover and the construction of such cover will be performed at Tenant’s sole cost and in accordance with Article 8 above. Any cover constructed by Tenant will be removed and the parking spaces restored to their original condition if Landlord so requests upon the expiration or earlier termination of this Lease. Landlord may relocate the Exterior Reserved Spaces at any time on reasonable prior notice to Tenant; provided that Landlord will not relocate such Exterior Reserved Spaces more than three (3) times during the initial Lease Term; provided further that Tenant will pay the cost to remove the existing parking covers and restore the parking area and rebuild parking covers in the relocated location for the first (1st) relocation event only, and in the event Landlord subsequently relocates the Exterior Reserved Spaces, Landlord will pay the cost to remove the existing parking covers and rebuild parking covers in the relocated location. Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facilities, or relocate Tenant's parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. If the applicable governmental authorities impose a parking tax or other charge on Tenant’s use of such parking, such taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges.
29.    HAZARDOUS MATERIALS
Landlord hereby represents that to Landlord's current actual knowledge, without investigation, there are no Hazardous Materials present in the Premises in violation of applicable laws as of the date hereof. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises or the Building by Tenant or any Tenant Parties, without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises or the Real Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Real Property, damages arising from any adverse impact on marketing of space on the Real Property, and sums paid in settlement of claims, and reasonable attorney's fees, consultant fees and expert fees) which arise during or after the term of the Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Real Property. Without limiting the foregoing, if the presence of any Hazardous Material at the Real Property is caused by or is permitted by Tenant to remain and thereafter results in any contamination of the Real Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Real Property to the condition existing prior to the introduction of any such Hazardous Material; provided, that Landlord's approval of such actions shall first be obtained. Landlord's approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Real Property. Any removal or remedial actions taken by Tenant hereunder shall be done so as to cause the least possible interference with the business of other tenants at the Real Property. Tenant shall give Landlord written notice of any evidence of mold, water leaks or water infiltration into the Premises promptly upon discovery of the same. At its expense, Tenant shall investigate, clean up and remediate any mold in the Premises that results from Tenant's activities in the Premises or failure to notify Landlord of a water leak or other condition known to Tenant leading to the presence of mold. Investigation, clean up and remediation may only be performed after Landlord has approved Tenant's plan for such remediation. All clean up and remediation will be done in compliance with Applicable Laws. The provisions of this Article 29 shall survive the expiration or earlier termination of this Lease.
"Hazardous Materials" means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste or substance," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substances by reason of deleterious properties, including ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (iv) any other material that, because of its quantity, concentration or physical or chemical characteristics, is the subject of regulation under Applicable Law or poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment. "Environmental Laws" means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, as

amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
30.    MISCELLANEOUS PROVISIONS
30.1    Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
30.2    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.
30.3    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor.
30.4    Transfer of Landlord's Interest. In the event Landlord transfers all or any portion of its interest in the Real Property and Building and in this Lease (including, without limitation, the transfer of the Security Deposit to the transferee), Landlord shall automatically be released from all remaining liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer.
30.5    Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
30.6    Time of Essence. Time is of the essence of this Lease and each of its provisions.
30.7    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
30.8    Landlord Exculpation. In consideration of the benefits accruing hereunder to Tenant and notwithstanding anything in this Lease to the contrary, it is expressly understood and agreed that notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

30.9    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.
30.10    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
30.11    Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, "Notices") by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery. Notices shall be directed to the parties at their respective addresses set forth in the Summary. In the event that a different address is furnished by either party to the other party in accordance with the procedures set forth in this Section 30.11, Notices shall thereafter be sent or delivered to the new address. Notices given in the foregoing manner shall be deemed given (a) when actually received or refused by the party to whom sent if delivered by carrier or personally served, (b) if mailed, on the day of actual delivery or refusal as shown by the addressee's registered or certified mail receipt or (c) on the date shown on the courier service receipt as the delivery date (or date of refusal of delivery). For purposes of this Section 30.11, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.
30.12    Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions,

provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.
30.13    Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
30.14    Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
30.15    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers.
30.16    Paragraph Headings. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.
30.17    Title and Recording. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant shall not record this Lease or any memorandum of lease.
30.18    Authority. Tenant covenants, warrants, and represents that each individual executing, attesting, and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.
30.19    Relationship. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture, or any other relationship.
30.20    Survival of Obligations. The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant of any obligations which accrued prior to or which may continue to accrue after the expiration or earlier termination of this Lease. Those terms or provisions of this Lease which this Lease expressly states shall survive, or which by their context are clearly intended to survive the expiration or termination of this Lease, shall survive the expiration or earlier termination of this Lease.
30.21    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
30.22    Waiver of Jury Trial. To the maximum extent permitted by law, Landlord and Tenant hereby waive their respective rights to trial by jury of any cause of action, claim, counter-claim or cross-complaint in any action, proceeding or hearing brought by either Landlord against Tenant, or Tenant against Landlord on any matter whatsoever arising out of, or in any connected with, this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise now or hereinafter in effect.
30.23    Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except as Tenant may be required to disclose under law or regulation. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.
30.24    Landlord Renovations. Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein), during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Building, Premises, and/or Real Property, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations (other than any rent abatement which may be permitted pursuant to Section 6.10 above).
30.25    Financial Statements. In the event Tenant is not a publicly traded company with publicly available financial statements, upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord a current financial statement of Tenant and any guarantor of this Lease certified by an officer of Tenant or guarantor, as applicable.

30.26    Excepted Rights. Landlord reserves the absolute right to effect such other tenancies in the Building and/or Real Property as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Building and/or Real Property. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord's employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitations, electrical interruptions, hurricanes, terrorist activities and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder (other than for an electrical interruption caused by Landlord which will be governed by Section 6.10 above as applicable).
30.27    Counterparts. This Lease may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Lease shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.
30.28    USA Patriot Act Compliance. Tenant represents and warrants that neither Tenant nor any person or entity who directly owns a ten percent (10%) or greater equity interest in Tenant, nor any of its officers, directors or managing members, is, or will be at any time during the Lease Term, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on the Office of Foreign Asset Control's "Specially Designated Nationals and Blocked Persons" list, found at http://www.treas.gov/offices/enforcement/ofac) or under any statute, Executive Order (including Executive Order 13224 signed on September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action; and (b) Tenant's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time).
30.29    Fitness Center Usage. Landlord currently provides a fitness center in the Other Building, which is available for use by tenants of the Real Property. Landlord makes no representation or warranty regarding the fitness center, the type of equipment which will be provided or any other amenities associated with such fitness center, and will have no obligation to continue to provide the fitness center at the Real Property once such fitness center is completed. So long as Landlord provides a fitness center at the Real Property for the use of tenants, Tenant will have the right to allow its employees working in the Premises with access to the fitness center at no additional rental charge. Any such use will be subject to compliance with Landlord's rules and regulations relating to the fitness center, any security or access control system and each employee's signature on Landlord's standard waiver/release form. Neither Tenant nor its employees shall do or permit anything to be done in or about the fitness center which would in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Real Property; nor shall Tenant or its employees use or allow the fitness center to be used for any improper, immoral, unlawful or objectionable purpose; nor shall Tenant or its employees cause, maintain or permit any nuisance or offensive sound, smell or light in, on or about the fitness center. Tenant will be responsible for any damage done to the fitness center and the Building arising out of or in any way pertaining to Tenant's or its employees' use of the fitness center. If Tenant or its employees fail to abide by the Landlord's rules for use or violate the terms of this Section 30.29, Landlord may revoke Tenant's right to use the fitness center, and such revocation shall have no effect on this Lease. Landlord and its agents shall not be responsible for any loss or theft whatsoever of any property or anything placed or stored by Tenant or its employees in the fitness center. Tenant, as a material part of the consideration of this Lease, waives all claims or demands against Landlord for any such loss, damage or injury of Tenant or Tenant's property, and agrees to indemnify and hold all Landlord Indemnified Parties harmless therefrom. Tenant's indemnity obligations as set forth in Section 10.1 of this Lease will apply to Tenant's use of the fitness center, and solely for purposes of this sentence, all references to the "Premises" in Section 10.1 shall include the fitness center.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.
"Landlord":
TPP 212 SCRIPPS, LLC,
a Delaware limited liability company
By: /s/ John M. Mearns
Name: John M. Mearns
Title: Vice President
"Tenant":
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
a Delaware corporation
*By: /s/ Eric DeMarco
Name: Eric DeMarco
Title: CEO & President

*By: /s/ Marie Mendoza
Name: Marie Mendoza
Title: Secretary
*NOTE:
If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:
(A)    This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.
(B)    If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.
If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Agreement.

[Exhibits mentioned in this document have been excluded from this filing]